                                                     EXHIBIT 99.1

                                                   For More Information:
                                                   Chris Close
                                                   (610) 902-6257


              AIRGAS, INC. REPORTS FIRST QUARTER RESULTS

     RADNOR, Pennsylvania, July 29, 1999 - Airgas Inc. (NYSE -ARG) today reported net earnings for the quarter ended June 30, 1999 of $9.7 million, or $.14 per diluted share, excluding a charge of $.01 per diluted share related to a required accounting change. Net earnings, excluding a non-recurring benefit of $.01 per diluted share, were $10.7 million, or $.15 per diluted share, a year ago. After-tax cash flow (net earnings, excluding special items, plus depreciation, amortization and deferred income taxes) increased to $35.2 million, or $.50 per diluted share, compared to $34.9 million, or $.48 per diluted share, in the same quarter last year. Sales for the quarter ended June 30, 1999 were $379 million compared to $401 million in the prior year.

     "I am pleased with our performance in the face of continued weakness in many of our markets," stated Peter McCausland, Airgas' chairman and chief executive officer. "In spite of a decline in same-store sales in our Distribution segment, cost improvement actions and benefits from the integrated distribution infrastructure we are building allowed us to post an improved operating margin on a sequential basis. With the computer conversions essentially complete and the rollout of our integrated distribution infrastructure well underway and on schedule, most of the `heavy lifting' is behind us.

     "We remain cautiously optimistic for the balance of the fiscal year regarding prospects for improvement in several of the industrial segments that Airgas serves. Nevertheless, we are exercising heightened discipline in containment of costs and capital expenditures. With our operating companies consolidated and now on common computer systems, we have the ability to further reduce our costs. Capital expenditures during the quarter were $14 million, down substantially from $22 million a year ago. We believe that Airgas is better positioned than ever to operate in a challenging market environment."

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations. Airgas can be visited on the Internet at www.airgas.com.

                   Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, growth in same-store sales, improvement in operating margins, the ability to grow earnings and cash flow, the ability to manage capital spending, benefits from and progress of the "Repositioning" initiative, the Company's ability to reduce costs, any potential problems relating to Year 2000 matters, and other factors described in the Company's reports, including Form 10-K dated March 31, 1999, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                  AIRGAS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF EARNINGS
          (Amounts in thousands, except per share data)

                                               (Unaudited)
                                            Three Months Ended
                                                 June 30,
                                            1999        1998 (a)
Net sales:
     Distribution                          $345,967   $360,553
     Gas Operations                          33,526     40,220
          Total net sales                   379,493    400,773

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                        188,432    197,351
        Gas Operations                       12,835     19,752
     Selling, distribution and
      administrative expenses               126,961    129,644
     Depreciation and amortization           22,166     21,597
     Special charge (b)                           -     (1,000)
     Total costs and expenses               350,394    367,344

Operating income:
     Distribution                            26,260     28,540
     Gas Operations                           2,839      3,889
     Special charge (b)                           -      1,000
          Total operating income             29,099     33,429

Interest expense, net                       (13,783)   (14,806)
Other income, net                               157        188
Equity in earnings of unconsolidated
 affiliates                                   1,000        754
Minority interest                                65        (66)
     Earnings before income taxes and
      the cumulative effect of an
      accounting change                      16,538     19,499

Income tax expense                            6,863      8,224

     Earnings before the cumulative
      effect of an accounting change          9,675     11,275

Cumulative effect of an accounting
 change, net of taxes (c)                      (590)         -

Net earnings                               $  9,085   $ 11,275

Net earnings (excluding special items)(d)  $  9,675   $ 10,705

Per share data:
     Basic earnings per share              $    .13   $    .16
     Diluted earnings per share            $    .13   $    .16

Per share data (excluding special items)(d):
     Basic earnings per share              $    .14   $    .15
     Diluted earnings per share            $    .14   $    .15

Weighted average shares outstanding:
     Basic                                   69,800     70,300
     Diluted                                 71,100     72,100

See notes to consolidated financial statements.


Notes to consolidated financial statements:

(a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

(b) Special charges of $1 million ($570 thousand after-tax) for the quarter ended June 30, 1998 represent reserve adjustments related to the divestiture of two non-core businesses.

(c)  Effective April 1, 1999, the Company adopted Statement of
     Position ("SOP") 98-5, "Reporting on the Costs of Start-up
     Activities." In accordance with the SOP, in the quarter ended June 30, 1999, the Company recorded an after-tax charge of $590 thousand as the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(d)  Net earnings excluding the after-tax charge of $590 thousand
     ($.01 per diluted share) for the quarter ended June 30, 1999
     (see note (c)), and the after-tax effect of reserve adjustments of $570 thousand ($.01 per diluted share) for the quarter ended
     June 30, 1998 (see note (b)).

                  AIRGAS, INC. AND SUBSIDIARIES
              CONSOLIDATED CONDENSED BALANCE SHEETS
                     (Amounts in thousands)


                                          (Unaudited)
                                           June 30,     March 31,
                                             1999        1999
ASSETS
Trade accounts receivable, net           $  195,825  $  195,708
Inventories, net                            155,122     154,424
Deferred income tax asset, net                7,767       7,549
Prepaids and other current assets            19,947      21,161
    TOTAL CURRENT ASSETS                    378,661     378,842

Property, plant and equipment, net          716,276     717,859
Goodwill, net                               423,959     428,349
Other non-current assets, net               170,130     173,422
    TOTAL ASSETS                         $1,689,026  $1,698,472

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                  $   71,909  $   85,486
Accrued expenses and other
 current liabilities                        104,407     108,295
Current portion of long-term debt            20,602      19,645
    TOTAL CURRENT LIABILITIES               196,918     213,426

Long-term debt                              850,269     847,841
Deferred income taxes                       144,571     142,675
Other non-current liabilities                21,921      23,585

Stockholders' equity                        475,347     470,945
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                $1,689,026  $1,698,472
